As filed with the Securities and Exchange Commission on June 6, 2014

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

FIRST CAPITAL BANCORP, INC.

(Exact name of registrant as specified in its charter)

Virginia	11-3782033
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4222 Cox Road

Glen Allen, Virginia 23060

(804) 273-1160

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

First Capital Bancorp, Inc. 2010 Stock Incentive Plan

(Full title of plan)

John M. Presley

Chief Executive Officer and Managing Director

First Capital Bancorp, Inc.

4222 Cox Road

Glen Allen, Virginia 23060

(804) 273-1160

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copy to:

Dwight F. Hopewell Esq.

LeClairRyan, a Professional Corporation

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219

(804) 783-2003

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $4.00 par value	378,000	$4.52	$1,708,560	$220.06

(1)	Represents additional shares of common stock, $4.00 per value per share, reserved under the First Capital Bancorp, Inc. 2010 Stock Incentive Plan, as amended August 22, 2012, and May 21, 2014. In addition, this Registration Statement also covers such additional and indeterminate number of shares of common stock of the Registrant as may become issuable under the First Capital Bancorp, Inc. 2010 Stock Incentive Plan to prevent dilution that may result from a stock dividend, stock split, split-up, recapitalization or similar event affecting the common stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on June 3, 2014, as quoted on the Nasdaq Capital Market.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers additional securities of the same class as other securities for which a registration statement on Form S-8 relating to an employee benefit plan is effective. This Registration Statement is being filed to register an additional 378,000 shares of common stock, par value $4.00 per share (the “Common Stock”) of First Capital Bancorp, Inc. (the “Company”) available for issuance under the First Capital Bancorp, Inc. 2010 Stock Incentive Plan (the “2010 Plan”). As a result of an amendment to the 2010 Plan, which was approved by the Company’s stockholders on May 21, 2014, the number of shares of Common Stock authorized for issuance under the 2010 Plan was increased from 510,000 to 888,000.

In accordance with General Instruction E to Form S-8, the Company incorporates by reference the contents of the Company’s registration statement on Form S-8, File No. 333-169202, filed with the Securities and Exchange Commission (the “SEC”) on September 3, 2010, except to the extent modified herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement, except as otherwise provided below:

(a)	Annual Report on Form 10-K for the year ended December 31, 2013, as filed by the Company with the SEC on March 27, 2014.

(b)	Quarterly report on Form 10-Q for the quarterly period ended March 31, 2014, as filed by the Company with the SEC on May15, 2014.

(c)	The following Current Reports on Form 8-K filed by the Company with the SEC since December 31, 2013 (other than the portions of such documents furnished or not otherwise deemed to be filed)

(1)	Current Report on Form 8-K, as filed by the Company with the SEC on January 14, 2014

(2)	Current Report on Form 8-K, as filed by the Company with the SEC on January 29, 2014

(3)	Current Report on Form 8-K, as filed by the Company with the SEC on April 29, 2014

(4)	Current Report on Form 8-K, as filed by the Company with the SEC on May 8, 2014

(5)	Current Report on Form 8-K, as filed by the Company with the SEC on May 23, 2014

(6)	Current Report on Form 8-K, as filed by the Company with the SEC on May 23, 2014

(e)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A, filed with the Commission on June 14, 2007, including any amendment or report filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

The validity of the shares of the Company’s Common Stock offered hereby will be passed upon us for the Company by the law firm of LeClair Ryan, a Professional Corporation, Richmond, Virginia. Grant S. Grayson, the Chairman of the Company’s Board of Directors, is a partner in LeClair Ryan, a Professional Corporation.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia (the “Code”) permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct prescribed by the Code, and a determination is made by the board of directors that such standard has been met. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which an officer or director is adjudged to be liable to the corporation, unless the court in which the proceeding took place determines that, despite such liability, such person is reasonably entitled to indemnification in view of all the relevant circumstances. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including an advancement of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification of a director or officer is mandatory when he entirely prevails in the defense of any proceeding to which he is a party because he is or was a director or officer.

The Articles of Incorporation of the Registrant contain provision indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The Registrant maintains a directors’ and officers’ liability insurance policy with Everest National Insurance Company, which provides coverage for the Registrant and for directors and officers of the Registrant against certain damages and expenses relating to claims against them for negligent acts, errors or omissions, or breaches of duty in their capacity as directors or officers of the Registrant. The policy is a “claims made” policy with a limit of liability of $6,000,000 for each policy period.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of the Exhibit

4.1	Articles of Incorporation of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.1 of Form 10-QSB filed on November 13, 2006).

4.2	Amended and Restated bylaws of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 3.2 of Form 8-K filed on May 22, 2007.

4.3	Articles of Amendment to the Company’s Articles of Incorporation, designating the terms of the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 3.1 of Form 8-K filed on April 6, 2009).

4.4	Articles of Amendment to the Company’s Articles of Incorporation increasing the Company’s Authorized Common Stock to 30,000,000 shares (incorporated by reference to Exhibit 3.1 of Form 8-K filed on June 3, 2010).

4.5	Specimen Common Stock Certificate of First Capital Bancorp, Inc. (incorporated by reference to Exhibit 4.1 of Form SB-2 filed on March 16, 2007.

4.6	Form of Certificate for Fixed Rate Cumulative Perpetual Preferred Stock, Series A (incorporated by reference to Exhibit 4.1 of Form 8-K filed on April 6, 2009).

5	Opinion of LeClairRyan, A Professional Corporation (filed herewith)

10.1	First Capital Bancorp, Inc. 2010 Stock Incentive Plan, as amended August 22, 2012, and as further amended May 21, 2014 (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-8 filed on September 3, 2010)

23.1	Consent of Cherry Bekaert L.L.P. (filed herewith)

23.2	Consent of LeClairRyan (included in Exhibit 5)

24	Power of Attorney (included on signature page).

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That:

(B)	Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to applicable law, the registrant’s Articles of Incorporation, as it may be amended from time to time, the registrant’s Bylaws or the registrant’s indemnification agreements, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Henrico, Commonwealth of Virginia, on June 6, 2014.

FIRST CAPITAL BANCORP, INC.

By	/s/ John M. Presley
John M. Presley
Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints John M. Presley and William W. Ranson, and each of them singly, as his true and lawful attorneys-in-fact, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments or post-effective amendments to this registration statement, hereby ratifying and confirming such person’s signature as it may be signed by said attorneys to any and all amendments.

Name	Title	Date

/s/ John M. Presley
John M. Presley	Managing Director, Chief Executive Officer and Director (principal executive officer)	June 6, 2014

/s/ Robert G. Watts, Jr.
Robert G. Watts, Jr.	President and Director	June 6, 2014

/s/ William W. Ranson
William W. Ranson	Chief Financial Officer, Treasurer and Secretary (principal accounting and financial officer)	June 6, 2014

/s/ Grant S. Grayson
Grant S. Grayson	Director	June 6, 2014

/s/ Richard W. Wright
Richard W. Wright	Director	June 6, 2014

/s/ Debra L. Richardson
Debra L. Richardson	Director	June 6, 2014

/s/ Gerald Yospin
Gerald Yospin	Director	June 6, 2014

/s/ Gerald Blake
Gerald Blake	Director	June 6, 2014

/s/ Yancey S. Jones
Yancey S. Jones	Director	June 6, 2014

/s/ Martin L. Brill
Martin L. Brill	Director	June 6, 2014

/s/ Robert G. Whitten
Robert G. Whitten	Director	June 6, 2014

/s/ Neil P. Amin
Neil P. Amin	Director	June 6, 2014

/s/ Kenneth R. Lehman
Kenneth R. Lehman	Director	June 6, 2014